Exhibit 10.9

MEMORANDUM OF UNDERSTANDING

INTENT OF THIS DOCUMENT

•                                          Provide a baseline upon which three agreements can be authored and executed by both Scott Petroleum(SPC) and Biosource America (BSA). The three agreements would include a basic design-build services agreement for the construction of an 20-MGY biodiesel production facility, and an off take agreement for the purchase of a minimum of 50% of the biodiesel fuel and 50% of the glycerin produced by the refinery by biosource America, and a reimbursement for the incremental infrastructure costs.

•                                          Biosource America has agreed to reimburse Scott Petroleum for the additional capital expensed that will be incurred as a result of increasing the plant throughput capacity from 10 to 20 MGY. The reimbursement shall come in two phases; Phase One will be a direct cash payment in the amount of $2.5 million and the balance of $2.7 million plus incremental infrastructure costs will be accounted for by a payment schedule included as a part of the formula for the off take purchase of biodiesel from  the biodiesel refinery

TIMEFRAME

•                                          By March 15, 2006, both parties wish to have both agreements in position for final approval and execution of the Design-Build Agreement. Additionally, both parties wish to complete the Off-Take Agreement by May 15, 2006 for final approval and execution.

DESIGN-BUILD AGREEMENT:

•                                          Biosource America shall be responsible for the design, fabrication, assembly and startup of the process technology portion of the refinery only through a turn-key design-build contract with Scott Petroleum.

•                                          Scott Petroleum shall be responsible all required improvements to the barge, rail and truck, tank farm, yard piping and loadout facilities and the site work and process/admin building-design and construction. A cost share of those improvements that are required to support the increase plant throughput capacity shall be negotiated once the economic impacts are determined.

•                                          The design build agreement would follow the current version of said contract, however the contract value would be $12,500,000.

•                                          The difference between the “raw” costs for a 10 MGY and a 20 MGY plant is $5.2 million.

•                                          The incremental infrastructure costs to increase the output of the plant from a 10 MGY to a 20 MGY facility has yet to be determined.

•                                          Biosource America will reimburse Scott Petroleum for the additional capital costs of $5.2 million to increase the plant throughput from 10 million gallons per year to 20 million gallons per year by providing Scott Petroleum with a $2.5 million payment as partial payment of the increased design-build costs to be paid at Substantial Completion of the Design/Build Contract. The remaining $2.7 million plus the incremental infrastructure costs will be accounted for through an increased payment factor in the off take agreement discussed below.

OFF TAKE AGREEMENT DEAL POINTS:

1.                                       Feedstock (Raw Materials)

a.                                       Scott Petroleum to contract with Con Agra to supplement the refinery with feedstock other than that secured by Scott Petroleum.

2.                                       Scott Petroleum will be responsible for all processing costs, feedstock costs, overhead and fixed costs and will provide audited records to establish the total costs to produce biodiesel, the “Biodiesel Purchase Price”. The costs include fixed costs, labor, utilities, consumables, maintenance, administration, tank farm and load out facility labor and other incidentals required to operate the refinery and produce biodiesel and glycerin.

3.                                       Biosource America will sign an off take agreement for the procurement of not less than 50% of biodiesel for a period of ten years from the time the plant comes on line (End of First Quarter 2007) at the agreed upon Biodiesel Purchase Price as adjusted below.

4.                                       Biodiesel Purchase Price will be adjusted to account for any Producer Tax Incentives to include the Federal Excise Tax Credit for Small Producers ($0.10 per gallon for the first 15 MGY) plus any future Tax Credits. These Tax Credits will be secured by Scott Petroleum and once payment is received, the Credit amount will be split between Scott Petroleum and Biosource America based upon the ratio of fuel off take for the period in which the Tax Credit was filed.

5.                                       The Biodiesel Purchase Price shall be adjusted to cover a pro-rata share of the National Biodiesel Board Volume dues.

6.                                       Should SPC not have enough available tax due to use for the Small Producer Tax Credit, only that portion, if any, shall be split on a prorated basis

7.                                       Scott Petroleum will permit Biosource America to use its blending facility when necessary at cost. Biosource intends to market a B99.5 and will apply for the credit separate from Scott Petroleum.

8.                                       To account for the balance of the investment (less $2.5 million initial payment) from Biosource America into the project which will not result in any tangible property ownership, Scott Petroleum and Biosource America will agree that the balance of the investment plus the incremental infrastructure costs will be recognized through a “Premium” added to the Biodiesel Purchase Price calculated as follows:

a.                                       The balance will be amortized on an monthly basis at 7% interest over a period of 2 years. The total of the balance due will be adjusted based upon the outcome of the infrastructure scope and cost estimates over the two year period.

b.                                      An example of the final sales price for the biodiesel is shown below:

i.                                          Biodiesel Purchase Price based on these assumptions:

1.                                       $0.165 composite feedstock price

2.                                       8 pound per gallon yield

3.                                       $0.45 per gallon for processing, overhead and fixed costs. (This costs will need to be an audited costs structure by Scott Petroleum and is estimated here)

4.                                       Feedstock costs are therefore $1.32 per gallon

5.                                       NBB Volume Dues = $82,500 /20,000,000 = $0.004125

6.                                       Premium of $0.1029 based upon a $2.7 million investment

7.                                       $1.32 + $0.45 + $0.004125 + $0.1029 = $1.877025

c.                                       At the conclusion of the two year period, the Premium would be eliminated and BSA’s future Biodiesel Purchase Price would just include the feedstock, processing costs, NBB volume dues, and credits would continue to be split according to off take volumes.

d.                                      Both parties agree that in certain circumstances both SPC and BSA may market the share or all of the other party’s finished product and/or glycerin for an agreed marketing fee. This is subject to an expressed mutual agreement on the terms and conditions of the marketing efforts.

9.                                       BSA & SPC will make a good-faith effort to negotiate an extension of the Off Take Agreement at conclusion of the ten year agreement based on prevailing market conditions

10.                                 In the event SPC receives a valid, bona fide offer in writing to purchase the biodiesel facility or expresses intent to sell, BSA will be notified of the intent to sell. From the date of notification of a bona fide offer in writing by SPC, BSA shall have 60 days to tender a competitive offer for the biodiesel facility.

11.                                 In the event BSA receives a valid, bona fide offer in writing to purchase BioSource America or expresses intent to sell, SPC will be notified of the intent to sell. From the date of notification of a bona fide offer in writing by BSA, SPC shall have 60 days to tender a competitive offer for the company.

12.                                 In the event improvement to the technology, process, or additional equipment is requested, an informal committee consisting of BSA and SPC shall conference and jointly review and approve the purchase, installation, and the terms of the cost sharing of said improvement.

Agreed:

Scott Petroleum Corporation

/s/ Solon Scott, Jr.	Dated:	March 31, 2006
Solon Scott, Jr.

Agreed:

BioSource America

/s/ Dallas Neil	Dated:	April 2, 2006
Dallas Neil